Exhibit 3.2

CAR CHARGING GROUP, INC.

AMENDMENT NO. 2 TO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A CONVERTIBLE PREFERRED STOCK

Car Charging Group, Inc., a Nevada corporation (the “Corporation”), does hereby certify:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors adopted the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock on December 7, 2009 (i) authorizing a series of the Corporation’s previously authorized 20,000,000 shares of preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 20,000,000 shares of Series A Convertible Preferred Stock of the Corporation, which was subsequently amended on December 6, 2012 (the “Series A Certificate of Designation”).

Recitals

WHEREAS, the Board of Directors of the Corporation and the Majority Shareholders of the Series A Convertible Preferred Stock wish to amend the Series A Certificate of Designation.

WHEREAS, the Corporation has negotiated a financing transaction for the sale of shares of Series C Preferred Stock, par value $0.001, (the “Series C Preferred Stock”) with certain investors (the “Series C Financing”). As a condition to that Series C Financing, the investors have required that the Series A Certificate of Designation be amended, for so long as the shares of the Series C Preferred Stock remains issued and outstanding, to (i) limit the Voting rights of the Series A shareholders to an as-converted basis; and (ii) remove the liquidation preference rights.

Amendment

1)           Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Series A Certificate of Designation.

2)           Amendment to Series A Certificate of Designation.

Section 1”Voting” of the Series A Certificate of Designation is hereby amended and restated in its entirety as follows:

For so long as the Series C Preferred Stock remains issued and outstanding and is not either redeemed or converted into shares of common stock, the Holders of the Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (the “Holder Votes”). Holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class; provided, however, that as long as any Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of 60% of the then outstanding shares of the Series A Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation or the Articles of Incorporation; (b) issue any Series A Preferred Stock or, [except with issuance of Series C Preferred Stock] create, or authorize the creation of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets, the payment of dividends and redemption rights; (c) take any action which would be in breach of the Purchase Agreement; (d) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets, the payment dividends, or redemption rights, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock; or (e) enter into any agreement or commitment with respect to any of the foregoing.

At such time that the Series C Preferred Stock is either redeemed by the Corporation or converted to common stock and no shares of Series C Preferred Stock remain outstanding, the Board of Directors, in their sole discretion, shall have the right to reinstate the following voting rights (or such other preferential voting rights as the Board of Directors shall then determine): Holders of the Series A Preferred Stock shall have five (5) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder’s shares of Series A Preferred Stock are then convertible, as provided in Section 4, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

Section 3. “Liquidation Preference” if the Series A Certificate of Designation is hereby amended and restated in its entirety as follows:

For so long as the Series C Preferred Stock remains issued and outstanding and is not either redeemed or converted into shares of common stock, shareholders of the Series A Preferred Stock shall not have a liquidation preference and shall be treated on an as-converted to common stock basis for any liquidation rights that may be asserted.

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At such time that the Series C Preferred Stock is either redeemed by the Corporation or converted to common stock and no shares of Series C Preferred Stock remain outstanding, the Board of Directors, in their sole discretion, shall have the right to reinstate the following liquidation preference (or such other liquidation preference as the Board of Directors shall then determine): Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, eight times that sum available for distribution to common stock holders.

3) Ratification; Inconsistent Provisions. Except as otherwise expressly provided herein, the Series A Certificate of Designation is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Series A Certificate of Designation and this Amendment, the provisions of this Amendment shall control and be binding.

4) Lost or Mutilated Preferred Stock Certificate. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered Holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the Holder is a financial institution or other institutional investor its own agreement will be satisfactory) or in the case of any such mutilation upon surrender of such certificate, the Corporation will, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

5) Headings. The headings contained herein are for convenience only and will not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Amendment to the Series A Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this day of December, 2014.

Signed:
Name:	Michael D. Farkas
Title:	Chief Executive Officer

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